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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.   )*

China GrenTech Corporation Limited
(Name of Issuer)
Ordinary Shares, par value US$0.00002 each
(Title of Class of Securities)
16938P 10 7
(CUSIP Number)
Initial public offering as of April 4, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	16938P 10 7

1	NAMES OF REPORTING PERSONS: Heng Xing Yue Investments Limited

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,710,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

120,710,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,710,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

19.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	16938P 10 7

1	NAMES OF REPORTING PERSONS: Rong Yu

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

People’s Republic of China

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,710,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

120,710,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,710,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

19.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	16938P 10 7

1	NAMES OF REPORTING PERSONS: Qi Wang

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

People’s Republic of China

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,710,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

120,710,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,710,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

19.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	16938P 10 7

1	NAMES OF REPORTING PERSONS: Yin Huang

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

People’s Republic of China

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,710,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

120,710,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,710,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

19.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	16938P 10 7

1	NAMES OF REPORTING PERSONS: Jin Wan

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

People’s Republic of China

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,710,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

120,710,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,710,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

19.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	16938P 10 7

1	NAMES OF REPORTING PERSONS: Guang Shi

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

People’s Republic of China

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,710,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

120,710,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,710,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

19.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Item 1(a)	Name of Issuer:

China GrenTech Corporation Limited

Item 1(b)	Address of Issuer’s Principal Executive Offices:

16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China

Item 2(a)	Name of Person Filing:

(i)	Heng Xing Yue Investments Limited
(ii)	Rong Yu
(iii)	Qi Wang
(iv)	Yin Huang
(v)	Jin Wan
(vi)	Guang Shi

Item 2(b)	Address of Principal Business Office or, if none, Residence:

(i)	16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China
(ii)	16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China
(iii)	16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China
(iv)	16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China
(v)	16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China
(vi)	16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen 518026, China

Item 2(c)	Citizenship:

(i)	British Virgin Islands
(ii)	People’s Republic of China
(iii)	People’s Republic of China
(iv)	People’s Republic of China
(v)	People’s Republic of China
(vi)	People’s Republic of China

Item 2(d)	Title of Class of Securities:

Ordinary Shares, par value US$0.00002 each

Item 2(e)	CUSIP Number:

16938P 10 7

Note:	The CUSIP number is for the American depository shares (“ADSs”) evidencing the ordinary shares in respect of which this report is made, which are held on deposit pursuant to the issuer’s depository receipt program. The ordinary shares that are the subject of this report are not held in ADS form.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable. The report is being filed pursuant to Rule 13d-1(d).

Item 4.	Ownership

(a)	Amount beneficially owned: 120,710,000

(b)	Percent of class: 19.3%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

(ii)	Shared power to vote or to direct the vote 120,710,000

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of 120,710,000

The record holder of the 120,710,000 ordinary shares of the issuer is Heng Xing Yue Investments Limited, which is 18.055%-owned by Ms. Rong Yu, 18.055%-owned by Mr. Qi Wang, 18.055%-owned by Yin Huang, 18.055%-owned by Jin Wan and 27.78%-owned by Guang Shi. Ms. Yu and Ms. Huang are directors of Heng Xing Yue Investments Limited.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable. The report is being filed pursuant to Rule 13d-1(d).

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2007
(Date)

Heng Xing Yue Investments Limited
/s/ Rong Yu

Name:	Rong Yu
Title:	Director

Rong Yu
/s/ Rong Yu

Rong Yu

Qi Wang
/s/ Qi Wang

Qi Wang

Yin Huang
/s/ Yin Huang

Yin Huang

Jin Wan
/s/ Jin Wan

Jin Wan

Guang Shi
/s/ Guang Shi

Guang Shi

INDEX TO EXHIBITS

Exhibit
Number	Description

99.3	Joint Filing Agreement